EXHIBIT H-2

                                     FORM OF
                   AMENDMENT OF SHAREHOLDER SERVICES AGREEMENT


                  This Amendment to the Shareholder Services Agreement (the "Agreement") by and between American Funds Service Company (hereinafter "AFS") and [name of fund] (hereinafter called the "Fund") is dated as of the first day of August, 2002.

                  WHEREAS, AFS and the Fund entered into the Agreement with regard to certain shareholder services to be performed by AFS; and

                  WHEREAS, under the requirements of Section 352 of Title III of the PATRIOT Act and rules thereunder, the Fund has approved an anti-money laundering policy and procedures ("AML Program") reasonably designed to detect, prevent and, as applicable, report money laundering and fraud, as well as to identify potential terrorists; and

                  WHEREAS, AFS and the Fund desire to amend said Agreement in the manner hereinafter set forth;

                  NOW THEREFORE, pursuant to Section 9 of the Agreement, AFS and the Fund hereby amend the Agreement as follows:

                  1. Section 2 is amended to read as follows:

                  The Fund hereby employs AFS, and AFS hereby accepts such employment by the Fund, as its transfer agent. In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Fund may from time to time require, all of which services are sometimes referred to herein as "shareholder services." In addition, AFS assumes responsibility for the Fund's implementation and compliance with the procedures set forth in the Anti-Money Laundering ("AML") Program of the Fund and does hereby agree to provide all records relating to the AML Program to any federal examiner of the Fund upon request.

                  2. Section 6 is amended to read as follows:

                  AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

                  Annual account maintenance fee (paid monthly):
                  $0.50 per month for each open account on AFS= books or in Level 0, 2 or 4 Networking ($6.00 per year).




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                  $0.06    per month for each open account maintained in Street
                           Name or Level 1 or 3 Networking ($0.72 per year).
                  No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS= books and responds to all participant inquiries.

                  Transaction fees:
                  $2.00 per non-automated transaction
                  $0.20 per automated transaction

                  For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Fund monthly, on or shortly after the first of each calendar month, and the Fund will pay AFS within five business days of such billing.

                  Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of directors/trustees of the Fund.

                  IN WITNESS THEREOF, AFS and the Fund have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.



[NAME OF FUND]                    AMERICAN FUNDS
                                  SERVICE COMPANY


BY:                               BY:
Name:                             Name: Angela M. Mitchell
Title:    Secretary               Title:     Secretary

Date:                             Date:








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